Exhibit 99.1

Transmeridian Exploration Announces 2003 Financial

And Operational Results and Year-End Proved Reserves

Houston (PrimeZone) April 1, 2004 – Transmeridian Exploration, Inc. (OTCBB: TMXN) today announced financial and operational results for the year ended December 31, 2003 and reported its year-end proved reserves prepared by Ryder Scott Company.

Operations Review

During 2003, Transmeridian drilled and completed its first well, the South Alibek #1 (SA-1) which is currently producing at the rate of approximately 1,000 barrels of oil per day (Bopd) and began drilling operations on two new wells, the SA-2 and the SA-4, which were the second and third wells in an initial seven well drilling program.  As of December 31, 2003, the SA-4 had reached total depth and been logged, while the SA-2 was within 1,300 feet of its planned total depth.  In January 2004, the SA-2 reached total depth.  Production casing has been set in both wells in preparation for an extended testing program.

During the first quarter of 2004, the Company began drilling its fourth and fifth wells, SA-5 and SA-17.  Transmeridian also made substantial progress on its permanent production facilities, which are designed for a total capacity of 30,000 Bopd and are expected to be operational in the second quarter of 2004.

Proved Oil Reserves

Transmeridian’s oil and gas reserve report was prepared by Ryder Scott Company, one of the world’s leading independent reservoir engineering firms.  The gross proved reserves, including the SA-2 (which was logged subsequent to year-end) were estimated by Ryder Scott to be 64.7 million barrels of oil (MMbbls), more than three times the gross proved reserves of 20.9 MMbbls from the previous year.  The Company has also engaged Ryder Scott to update its complete evaluation of South Alibek Field, including estimates of probable and possible oil resources which may be ultimately recovered from the field.  The results of this evaluation will be released when it has been completed.

At December 31, 2003 (excluding the SA-2), net proved reserves were 45.7 MMbbls, up from 17.1 MMbbls at year-end 2002.  All of the reserves are located in the South Alibek Field in Kazakhstan.  This report is based on two wells which were drilled and completed in 2003, the SA-1 and SA-4, and a previously producing well, the Alibekmola 29.  The field is in the early stages of development, with significant future drilling planned.

The following table reflects the net proved reserves as of year-end and on a pro forma basis reflecting (a) the exercise of the Bramex option and (b) the additional proved reserves assigned to the SA-2 well subsequent to year-end, both as discussed below.

Proved Reserves (net barrels of oil):	12/31/03	Pro Forma
Proved Developed	7,815,861	4,537,063
Proved Undeveloped	37,928,927	20,456,511
Total Proved Reserves	45,744,788	24,993,574

Standardized Measure of Future Net Cash Flows (c)	$180,443,372	$99,651,089

(a)   The above reserve estimates as of December 31, 2003 reflect Transmeridian’s 100% ownership in the South Alibek Field, reduced by government royalties and a 10% carried working interest after payout.  However, as previously disclosed, Bramex Management, Inc. (“Bramex”) exercised its option to acquire 50% of Caspi Neft, the Company’s subsidiary which holds title to the field, in February 2004.  This option had been granted to Bramex in February 2002 in connection with the arrangement of $50 million in development financing for the field.  After arranging this financing, which was completed in June 2003, Bramex could exercise the option by paying $15 million to Caspi Neft, with the proceeds dedicated to the repayment of debt.  The option exercise was completed in February 2004.  As a result, Transmeridian’s effective net interest in the proved reserves of the field was reduced from 90% to 40%.

(b)   The SA-2 well, which was in progress at year-end, was not included in the estimates of proved reserves as of December 31, 2003.  However, based on successful log results received in late January 2004, Ryder Scott has attributed additional proved reserves to this well in a subsequent evaluation.

(c)   In accordance with SEC requirements, this amount is calculated using oil prices in effect at December 31, 2003.  At this time, the Company is transporting its oil by truck for sale to a local purchaser.  Accordingly, these amounts were calculated based on oil prices of $12.44 per barrel, which represents a significant discount from prevailing world oil prices.  As discussed below in “Production, Pricing and Transportation”, the Company expects to significantly reduce this pricing discount in the future.  This amount is not intended to be an estimate of the value of the field.

Management Comments

Commenting on 2003 results and the updated Ryder Scott reserve report, Lorrie T. Olivier, Chairman and CEO of Transmeridian said, “We are very excited about the growing potential of the South Alibek Field and the value that it represents for Transmeridian.  The completion of three wells and the tripling of gross reserves in the field are tremendous milestones in the growth of the Company.  We learn more about the field and its ultimate potential with every well we drill.  We are very optimistic about the 2004 capital program and expect it to yield further significant increases in the asset base and value of the Company.”

2004 Capital Budget

The capital budget for the South Alibek Field in 2004 is $25.9 million.  This budget is based on the continuous operation of two drilling rigs in the field and includes expenditures to complete construction of the central production facility and the other support facilities for the field.

The drilling budget calls for the completion of the SA-2 and SA-4 wells which started drilling in 2003 and are currently undergoing completion testing.  The company plans to drill and complete four additional wells in 2004.  Two of these wells will be on locations currently booked as proved undeveloped reserves and two will be on locations which are outside of the boundaries of our proved reserves.  The Company also expects to commence the drilling of two additional wells before the end of 2004.  Accordingly, including the SA-1 well which is currently producing, the 2004 capital budget envisions a cumulative total of seven wells drilled and completed in the field by the end of 2004, assuming all such wells are successful, and two additional wells in progress.

Capital Financing

On January 9, 2004, Transmeridian sold 7.3 million shares of common stock in a private placement for net cash proceeds totaling $4.4 million.  The proceeds from the offering were used to repay approximately $3.0 million of debt owed by Transmeridian under the Caspi Neft credit facility.  This payment, combined with the proceeds from the Bramex option exercise as discussed above, result in a remaining balance of $6.0 million under the original $20 million credit facility.  This amount will be amortized over the next 12 months beginning in March 2004.  As of December 31, 2003, there was approximately $7.0 million available for future borrowings under the $30 million credit facility.

Caspi Neft will require additional funding beyond its existing credit facilities in order to fund the 2004 capital budget.  Transmeridian currently estimates the minimum funding requirements for its 50% interest in Caspi Neft to be between $5 and $10 million.  Bramex, the other 50% owner, has indicated that it has available funds to finance its share of the 2004 budget.  The minimum amount of funding required is highly dependent on the amount and timing of cash flows from the existing and future wells drilled on the property.

The Company is in the early stages of developing the field, with limited cash flow from production and has primarily used debt financing to fund development.  Our auditors continue to express concern about the Company’s ability to continue in existence.  This “going concern” qualification has been in our auditors’ opinions since our inception in 2000, so this position was not unexpected.  Management recognizes its financial challenges, and believes strongly that the potential value of the South Alibek Field far outweighs the current and near-term investment requirements.  Management is also confident that it can successfully attract future capital for this project in order to continue the development of the field.

Production, Pricing and Transportation

Caspi Neft is currently producing its first well, the SA-1, on an extended production testing basis.  During the second half of 2003, we produced 117,376 barrels of oil and sold 77,293 barrels.  This test production has been transported by truck and was sold at an average price of $10.52 per barrel, resulting in revenues of $797,411 for the year.  These prices represent a fairly low percentage of prevailing world oil prices.  Prices received for our oil sales increased during the year and we realized $12.44 per barrel for sales during the month of December 2003.

When our facilities at the Emba rail terminal are completed, we anticipate a reduction in our transportation and storage costs.  With the completion of the central production facility, currently scheduled to be operational in the second quarter 2004, and the pipeline and pump station, planned to be operational in early 2005, we expect to be able to ship our oil by pipeline, which should result in a reduction in our transportation and storage costs and significantly improved net pricing for our crude oil.

South Alibek Field

The South Alibek field is located in northwestern Kazakhstan within the prolific oil region of Aktobe.  It lies in a fairway of oil fields that produce from carbonate reservoirs of Carboniferous age.  The fields in this trend are projected to ultimately contain over 40.0 billion barrels of recoverable reserves, including the giant Tengiz field which is estimated to hold 9.0 billion barrels of recoverable reserves and the Kashagan Field which is estimated to have 13.0 billion barrels of recoverable reserves.  The South Alibek field is immediately adjacent to the currently producing Alibekmola Field, from which it is separated by a large fault.  The primary oil reservoirs in the South Alibek Field are the Upper Carboniferous (KT1) and the Middle Carboniferous (KT2) limestone.  The tops of these formations are found at an initial depth of 6,500 feet and can have a combined gross thickness of 5,000 feet or more.

About Transmeridian Exploration, Inc.

Transmeridian Exploration, Inc. (TMXN) is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union.  TMXN primarily targets medium-sized fields with proved or probable reserves and significant upside reserve potential.  Its first major project is the South Alibek Field in Kazakhstan.

For more information please contact the following:

Transmeridian Exploration, Inc.

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Lorrie T. Olivier, CEO

Randall D. Keys, CFO

Phone: (281) 999-9091, ext. 305

Fax: (281) 999-9094

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein.  Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  Although Transmeridian Exploration, Inc. believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

 TMEI discloses proved reserves that comply with the Securities and Exchange Commission’s (SEC) definitions.  Note that the Company’s use of terms such as “probable oil resources”, “probable reserves”, “possible oil resources”, “ultimate potential”, “resources” and “recoverable reserves” include quantities of oil that are not yet classified as proved and which SEC guidelines do not allow us to include in filings with the SEC.